EXHIBIT 2.4


                             STOCK ESCROW AGREEMENT

           STOCK ESCROW AGREEMENT, dated as of July 27, 2004, ("Stock Escrow Agreement") by and among Guardian Healthcare Systems UK Limited, , a company organized under the laws of England and Wales ("Buyer"), Guardian Technologies International, Inc., a Delaware corporation ("Parent"), Martin Richards and Susan Richards (each a "Seller" and collectively, the "Sellers"), and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., (the "Escrow Agent") as escrow agent hereunder.

           WHEREAS,  Buyer,  Parent,  and  Sellers  are  each a party to a Stock
Purchase Agreement (the "Purchase Agreement"), dated July 27, 2004, by and between, Buyer, Sellers, Guardian Technologies International, Inc. ("Parent") and Wise Systems Ltd. ("Target") with respect to the purchase by Buyer from Sellers of all of the issued and outstanding shares of capital stock of Wise
Systems Ltd. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement; and

           WHEREAS, pursuant to Section 1.02(d) of the Purchase Agreement, Buyer and Sellers have agreed to place in escrow certain shares of Parent's common stock, $.001 par value per share (the "Escrowed Securities") to be held in escrow upon the terms and conditions set forth in this Stock Escrow Agreement; and

           WHEREAS, the Escrow Agent has agreed to hold the Escrowed Securities in escrow pursuant to the terms hereof.

           NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Purchase Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

           1. Appointment of the Escrow Agent. Buyer and Sellers hereby appoint and designate the Escrow Agent as escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment and designation, subject to the terms and conditions contained herein.

           2. Delivery of Escrowed Securities. Simultaneously with the execution of this Stock Escrow Agreement, the parties have delivered or caused to be delivered to the Escrow Agent, the Escrowed Securities to be held by the Escrow Agent pursuant to the terms and conditions of this Stock Escrow Agreement. The Escrow Agent hereby acknowledges receipt of the Escrowed Securities and agrees to hold and distribute the Escrowed Securities as provided herein.

           3. Escrow of Escrowed Securities. The Escrow Agent hereby agrees to hold the Escrowed Securities in escrow pursuant to the following terms and conditions:

           (a) Term of Escrow. The Escrowed Securities will be held by the Escrow Agent for a period of three (3) years (the "Term") pursuant to the terms hereof.

(b) Forfeiture of Escrowed Securities. Immediately following the closing of the transactions contemplated by the Purchase Agreement, the business formerly operated by Target will continue to be operated by Target as a wholly-own subsidiary of Buyer. The Escrowed Securities (to the extent not forfeited pursuant to this Section 3) will be released to the Sellers at the end of the Term based on the amount of Firm Purchase Orders (as defined below) booked by the Healthcare Systems Division (as defined below) during the periods set forth below:

                     (i) If, during the first twelve month period immediately following the Closing, the Healthcare Systems Division fails to obtain Firm Purchase Orders in an amount equal to or greater than One Million Five Hundred Thousand Dollars ($1,500,000US), one third of the Escrowed Securities will be forfeited and will not be released to the Sellers at the end of the Term.

                     (ii) If, during the second twelve month period immediately following the Closing (months 13-24), the Healthcare Systems Division fails to obtain Firm Purchase Orders in an amount equal to or greater than Two Million Five Hundred Thousand Dollars ($2,500,000US), an additional one third of the Escrowed Securities will be forfeited and will not be released to the Sellers at the end of the Term.

                     (iii) If, during the third twelve month period immediately following the Closing (months 25-36), the Healthcare Systems Division fails to obtain Firm Purchase Orders in an amount equal to or greater than Four Million Dollars ($4,000,000US), an additional one third of the Escrowed Securities will be forfeited and will not be released to the Sellers at the end of the Term.

           For purposes hereof the term "Healthcare Systems Division" shall mean any business operated by Parent, Buyer, Target or any affiliate thereof and related to products, including hardware (but only to the extent of the Healthcare Systems Division's mark-up on such hardware), using Virtology components or components designed from Target Virtology components, including but not limited to Radiology Information Systems, Pictorial Archival Communication Systems, Information systems for Order Communications, Electronic Patient Records, Cardiology, Ophthalmology, and Pathology.

           For purposes hereof, a Firm Purchase Order is any purchaser order for products or services to be provided by the Healthcare Systems Division that is accepted by Parent pursuant to the terms hereof. In order for a Firm Purchase Order to be included in the calculation of the thresholds set forth above, each such Purchase Order must be submitted to Parent in writing. Each written submission shall be in a form reasonably acceptable to Parent and shall be accompanied by such supporting documentation as may be reasonably required by Parent in order for Parent to determine that each Firm Purchase Order is authentic, involves a ready, willing and able purchaser and is on terms reasonably acceptable to Parent. Any Firm Purchase Order negotiated by the Healthcare Systems Division shall be submitted to Parent in the ordinary course of business with a copy to Sellers. Parent and Sellers will maintain a cumulative total of all approved Firm Purchase Orders and only those Firm Purchase Orders submitted to Parent in writing during any measurement period set forth in (i) - (iii) above will be eligible for inclusion in such period even if accepted after the end of such period.

           In the event that any forfeiture threshold set forth in (i) - (iii) above is not met, the Escrowed Securities that are forfeited in such period will be released to Parent at the conclusion of each such period.

           Notwithstanding any provision of this Stock Escrow Agreement to the contrary, if (i) Sellers provide Buyer and Escrow Agent with written notice that there has been a breach of Section 3.06 of the Purchase Agreement (which notice of breach is not disputed in writing within ten (10) business days of receipt thereof); (ii) upon the sale of all or substantially all of the assets of Target to a third-party that is not an affiliate of Parent; or (iii) there has been a liquidation or sale of all or substantially all of the assets of Parent, Escrow Agent shall deliver to Sellers all Escrowed Securities not previously forfeited under this Section 3 (the conditions described in subparagraphs (ii) and (iii) above are collectively referred to as "Release Events").

           The  Sellers   shall  have  the  right  to  receive   dividends   and
           distributions on the Escrowed Securities (which dividends and distributions will be held under this Escrow Agreement until the end of the Term) and to otherwise exercise the powers, rights and privileges of a stockholder of Parent with respect to such Escrowed Securities; provided, however, to the extent that any forfeiture threshold set forth in (i) - (iii) above is not met, such rights with respect to the forfeited shares will terminate and any dividends or distributions attributable to such forfeited Escrowed Securities will be forfeited by Sellers and released to Parent.

           Subject to Section 6 hereof, if a controversy exists between the Buyer and Sellers as to the correct disposition of the Escrowed Securities and either party gives written notice to the Escrow Agent before the end of the Term of such controversy, the Escrow Agent shall continue to hold the Escrowed Securities until (i) Buyer and Sellers subsequently deliver to the Escrow Agent a joint written notice with respect to the disposition of the Escrowed Securities, or (ii) the Escrow Agent receives a certified copy of a final decree, order or decision of a court of competent jurisdiction constituting the final determination of any dispute between Buyer and Sellers with respect to the Escrowed Securities to be distributed hereunder, which distribution shall be made in accordance with such notice or judicial determination.

           Notwithstanding any provision of this Stock Escrow Agreement to the contrary, if at any time the Escrow Agent shall receive joint written instructions signed by Buyer and Sellers with respect to delivery of all or part of the Escrowed Securities, the Escrow Agent shall deliver such Escrowed Securities in accordance with such written instructions.

           4. Distributions of Escrowed Securities / Indemnification. The Escrow Agent shall retain the Escrowed Securities during the Term, to secure the performance by Sellers of their obligations to indemnify Buyer under Article 6 of the Purchase Agreement in accordance with the following provisions:

                     (a) Buyer may from time to time make demand of the Escrow Agent for claims of indemnification or other obligations under the Purchase Agreement by serving upon the Escrow Agent and Sellers a written notice demanding payment of an indemnification or other claim arising under Article 6 of the Purchase Agreement (including, without limitation, claims for indemnification against third party claims asserted against Buyer). Such notice shall be in the formed required by Article 6 of the Purchase Agreement.

                     (b) Upon a final determination under Article 6 of the Purchase Agreement that the Sellers, as the Indemnifying Party, have an indemnification obligation to Buyer with respect to any Losses (as defined in the Purchase Agreement) incurred by Buyer, then, at the election of the Buyer, the Escrow Agent shall pay to Buyer the amount of the claim by releasing to Buyer such number of Escrowed Securities as may be equal to the amount of the Loss divided by the average high and low sales prices of the Escrowed Securities for the thirty (30) business day period ending two (2) days prior to the date of the final determination of the amount of the Losses. Escrowed Securities released from Escrow pursuant to this Section 4 will first be released from any Escrowed Securities that have vested pursuant to Section 3 hereof. For purpose of this paragraph, "final determination" means (i) a written notice signed by Buyer and Sellers and delivered to the Escrow Agent stating the indemnification obligation, or (ii) the Escrow Agent receives a certified copy of a final decree, order or decision of a court of competent jurisdiction constituting the final determination of any dispute between Buyer and Sellers with respect to the indemnification obligation.

           5. Termination of Agreement. When all of the Escrowed Securities have been distributed pursuant to the provisions of this Stock Escrow Agreement, this Stock Escrow Agreement, except for the provisions of Sections 6(b) and 6(e) hereof, shall terminate, and be of no further force or effect.

           6. Escrow Agent.

           (a) Duties and Responsibilities. (i) The duties and responsibilities of the Escrow Agent hereunder shall be limited to those expressly set forth in this Stock Escrow Agreement, and the Escrow Agent shall not be bound in any way by any other contract or agreement between the parties hereto, whether or not the Escrow Agent has knowledge of any such contract or agreement or of the terms or conditions thereof. In the event that the Escrow Agent shall be uncertain as to any duties or responsibilities hereunder or shall receive instructions from either of the parties hereto with respect to the Escrowed Securities which in the Escrow Agent's belief are in conflict with any of the provisions of this Stock Escrow Agreement, the Escrow Agent shall be entitled to refrain from taking any action until it shall be directed to do so in writing by both parties hereto or by order of a court of competent jurisdiction in proceedings which the Escrow Agent or any other party hereto shall be entitled to commence. The Escrow Agent may act upon the advice of its counsel in taking or refraining from taking any action hereunder and may act upon any instrument or other writing believed in good faith to be genuine and to be signed and presented by the proper person or persons.

                     (ii) The Escrow Agent shall not be responsible for the genuineness of any signature or document presented to it pursuant to this Stock Escrow Agreement and may rely conclusively upon and shall be protected in acting upon any list, advice, judicial order or decree, certificate, notice, request, consent, statement, instruction or other instrument believed by it in good faith to be genuine or to be signed or presented by the proper person hereunder, or duly authorized by such person or properly made. The Escrow Agent shall not be responsible for any of the agreements contained herein except the performance of its duties as expressly set forth herein. The duties and obligations of the Escrow Agent hereunder shall be governed solely by the provisions of this Stock

Escrow Agreement and the Escrow Agent shall have no duties other than the duties expressly imposed herein and shall not be required to take any action other than in accordance with the terms hereof. The Escrow Agent shall not be bound by any notice of, or demand with respect to, any waiver, modification, amendment, termination, cancellation, rescission or restatement of this Stock Escrow
Agreement , unless in writing and signed by Buyer and Sellers, and, if the duties of the Escrow Agent are affected thereby, unless Escrow Agent shall have given its prior written consent thereto.

           (b) Liability. The Escrow Agent shall not be liable to anyone for any damage, loss or expense incurred as a result of any act or omission of the Escrow Agent, unless such damage, loss or expense is caused by the Escrow Agent's willful default or gross negligence. Accordingly, and without limiting the foregoing, the Escrow Agent shall not incur any such liability with respect to (i) any action taken or omitted under this Stock Escrow Agreement, or (ii) any action taken or omitted in reliance upon any instrument, including any written notice or instruction provided for herein, not only as to its due execution by an authorized person and as to the validity and effectiveness of such instrument, but also as to the truth and accuracy of any information contained therein. Should any issue arise with respect to the delivery or ownership of the Escrowed Securities, the Escrow Agent shall have no liability to any party hereto for retaining dominion and control over the Escrowed Securities until such issue is resolved by (i) mutual agreement of the parties; or (ii) final order, decree or judgment by a court of competent jurisdiction . In no event shall the Escrow Agent be under any duty whatsoever to institute or defend such proceeding.

       (c) Disputes. If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of the Escrow, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. In the event of a dispute between any of the parties hereto sufficient in the discretion of the Escrow Agent to justify its initiation of legal proceedings, or in the event that the Escrow Agent is joined as a party to a lawsuit by virtue of the fact that it is holding the Escrowed Securities, the Escrow Agent may, at its option (i) tender the Escrowed Securities into the registry or custody of the court of competent jurisdiction before which such lawsuit is pending, and thereupon be discharged from all further duties and liabilities under this Stock Escrow Agreement with respect to the Escrowed Securities so tendered, (ii) hold all documents and funds and wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, it may require, despite what may be set forth elsewhere in this Agreement, or (iii) deliver the Escrowed Securities in accordance with the court's interlocutory orders or ultimate disposition of such lawsuit. The Escrow Agent may at its option file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liabilities imposed by the terms of the Escrow. Any legal action initiated by the Escrow Agent may be brought in any court as the Escrow Agent shall determine to have jurisdiction with respect to such matter. Buyer, Parent and Sellers hereby jointly and severally indemnify and hold the Escrow Agent harmless from and against any damage, losses or expense suffered or incurred by the Escrow Agent in connection with the exercise by Escrow Agent of the options authorized in this paragraph, including but not limited to, reasonable attorneys' fees and costs and court costs at all trial and appellate levels.

           (d) Legal Action. The Escrow Agent shall have no duty to incur any out-of-pocket expenses or to take any legal action in connection with this Stock Escrow Agreement or towards its enforcement, or to appear in, prosecute or defend any action or legal proceeding that would result in or might require it to incur any cost, expense, loss, or liability, unless and until it shall
receive   confirmation   and  at  its   option,   security,   with   respect  to
indemnification   in  accordance  with  Paragraph  6(e)  of  this  Stock  Escrow
Agreement.

           (e) Indemnification. Without determining or limiting any rights as between Buyer, Parent and Sellers, which rights shall exist outside this Stock Escrow Agreement and not be prejudiced hereby, Buyer, Parent and Sellers jointly and severally hereby agree to indemnify and hold harmless the Escrow Agent from and against any and all cost, loss, damage, disbursement, liability, and expense, including reasonable attorneys' fees and costs, which may be imposed upon or incurred by the Escrow Agent hereunder, or in connection with the performance of its duties hereunder, including any litigation arising out of this Stock Escrow Agreement, or involving the subject matter hereof, except only costs, losses, claims, damages, disbursements, liabilities and expenses arising out of the Escrow Agent's acts or omissions for which the Escrow Agent is adjudged willfully malfeasant or grossly negligent by a final decree, order or judgment of a court of competent jurisdiction from which no appeal is taken within the applicable appeals period.

           (f) Resignation. The Escrow Agent, or the Escrow Agent's successor hereinafter appointed, may at any time resign by giving notice in writing to Buyer and Sellers, and shall be discharged of all further duties hereunder upon the appointment of a successor escrow agent which shall be appointed by mutual agreement of Buyer and Sellers; provided, however, that such resigning Escrow Agent shall remain entitled to indemnification hereunder pursuant to Paragraph 6(e) hereof. If Buyer and Sellers are unable to agree on a successor escrow agent, either of such parties may petition a court of competent jurisdiction to appoint one. From the date upon which the Escrow Agent sends notice of any resignation until the acceptance by a successor escrow agent appointed as provided herein, the Escrow Agent's sole obligation hereunder shall be to hold the Escrowed Securities delivered to it in accordance with this Stock Escrow Agreement. Any such successor escrow agent shall deliver to Buyer and Sellers a written certificate accepting such appointment hereunder, and thereupon it shall succeed to all the rights and duties of the escrow agent hereunder and shall be entitled to receive the benefit of the provisions set forth herein.

           (g) Law Firm Escrow Agent. Buyer, Parent and Sellers each acknowledge and agree that nothing contained herein shall be deemed to prevent any law firm serving as the Escrow Agent, or as a successor escrow agent, from acting as counsel for Buyer, Parent or Sellers, or any of their respective stockholders, or any of their respective affiliates, or any other party in any matter, including resolution of disputes and claims subject to, arising under or related to the Purchase Agreement or this Stock Escrow Agreement, or acting as an escrow agent on behalf of others.

           7. Escrow Agent Fees and Expenses. The Escrow Agent shall be entitled to reimbursement for its out of pocket costs and expenses and payment of any amounts to which the Escrow Agent is entitled under the indemnification provisions contained herein. The costs and expenses of the Escrow Agent, including reasonable attorneys' fees and costs, shall be borne jointly and severally by Buyer, Parent and Sellers and any amounts owed by Buyer, Parent or Sellers to the Escrow Agent, whether joint or several, must be paid to the

Escrow Agent before the Escrow Agent is obligated to release the Escrowed Securities. The Escrow Agent shall not charge any other fees or costs except as may be related to the indemnification provisions contained herein.

9. Miscellaneous.

                     (a) Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand,
(ii) made by telex, telecopy or facsimile transmission, (iii) sent by overnight courier, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

           If to Buyer:

                               Guardian Healthcare Systems UK Limited
                               21351 Ridgetop Circle
                               Suite 300
                               Dulles, Virginia 20166
                               Attn: Michael Trudnak, CEO

           If to Parent:

                               Guardian Technologies International, Inc.
                               21351 Ridgetop Circle
                               Suite 300
                               Dulles, Virginia 20166
                               Attn: Michael Trudnak, CEO

           In either case with a copy to:

                               Stephen W. McVearry, Esq.
                               Mintz, Levin, Cohn, Ferris,
                                 Glovsky and Popeo, P.C.
                               12010 Sunset Hills Road
                               Suite 900
                               Reston, VA 20190
                     If to Sellers:

                               Martin Richards
                               Susan Richards
                               Linton Burnfoot Farm
                               Morebattle
                               Kelso
                               Roxburghshire
                               Scotland
                               TD5 8AG

                     With a copy to:

                               David A. Perlick
                               Sparkman Shaffer Perlick LLP
                               2338 Broadway
                               Boulder, CO 80304

                     If to Target:

                               Wise Systems Limited
                               6 High Street
                               Wiltshire SN13 0HB
                               United Kingdom
                               Attn:  Director

                     If to the Escrow Agent:

                               Mintz, Levin, Cohn, Ferris,
                                 Glovsky and Popeo, P.C.
                               12010 Sunset Hills Road
                               Suite 900
                                 Reston, VA 20190
                                Attn: Stephen W. McVearry, Esq.

All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above,
(ii) if made by telex, telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise,
(iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the 5th business day following the day such mailing is made.

           (b) Entire Agreement. This Stock Escrow Agreement embodies the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings between and among the parties relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Stock Escrow Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Stock Escrow Agreement.

           (c) Amendments, Waivers and Consents. Except as otherwise expressly provided herein, the terms and provisions of this Stock Escrow Agreement may be modified or amended only by written agreement executed by all parties hereto. The terms and provisions of this Stock Escrow Agreement may be waived, or consent for the departure therefrom granted, only by a written document signed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Stock Escrow Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

           (e) Assignment. The rights and obligations under this Stock Escrow Agreement may not be assigned by any of the parties hereto without the prior written consent of the other parties.

           (f) Benefit, Binding Effect; Third Party Beneficiaries. All statements, representations, warranties, covenants and agreements in this Stock Escrow Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Stock Escrow Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Stock Escrow Agreement.

           (g) Governing Law. This Stock Escrow Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without giving effect to the conflict of law principles thereof.

           (h) Severability. In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Stock Escrow Agreement shall be unenforceable or invalid in any respect, then such provision shall be deemed limited to the extent that such court deems it valid or enforceable, and as so limited shall remain in full force and effect. In the event that such court shall deem any such provision, partially or wholly unenforceable, the remaining provisions of this Stock Escrow Agreement shall nevertheless remain in full force and effect.

           (i) Expenses. Except for the fees and expenses of the Escrow Agent which shall be paid as provided in Section 7, each of the parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Stock Escrow Agreement and the transactions contemplated hereby, whether or not the transactions contemplated in this Stock Escrow Agreement or in the Purchase Agreement are consummated. In the event of a dispute between the Sellers and either the Buyer or Parent as to the vesting off Escrowed Securities or failure to meet thresholds set forth in subsections (i) - (iii) of section 3(b) above, the prevailing party shall be entitled to an award of its losses or expenses suffered or incurred including but not limited to reasonable attorney's fees and court costs at all trial and appellate levels.

           (i) Headings and Captions. The headings and captions contained in this Stock Escrow Agreement are for convenience only and shall not affect the meaning or interpretation of this Stock Escrow Agreement or of any of its terms or provisions.

           (j) Interpretation. The parties hereto acknowledge and agree that they have participated jointly in the negotiation and drafting of this Stock Escrow Agreement, have each been represented by counsel in such negotiation and drafting, and that in the event an ambiguity or question of intent or interpretation arises, this Stock Escrow Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Stock Escrow Agreement.

           (j) Counterparts. This Stock Escrow Agreement may be executed in any number of counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


 [The remainder of this page is intentionally blank. Signature page is attached]

           IN WITNESS WHEREOF, the parties hereto have executed this Stock Escrow Agreement under seal as of the day and year first above written.

BUYER

Guardian Healthcare Systems UK Limited


By: /s/ Michael Trudnak
    --------------------------------
    Michael W. Trudnak, Director


PARENT

Guardian Technologies International, Inc.



By: /s/ Michael Trudnak
    --------------------------------
    Michael W. Trudnak
    Chief Executive Officer


SELLERS


/s/ Martin Richards
--------------------------
Martin Richards


/s/ Susan Richards
--------------------------
Susan Richards


ESCROW AGENT

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.



By: /s/ Stephen W. McVearry
    --------------------------------
    Stephen W. McVearry, Member